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                                                            EXHIBIT (a)(1)(viii)









    NOTICE SENT BY THE PARTNERSHIP TO LIMITED PARTNERS DATED AUGUST 31, 2001.





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NTS-Properties VI, Ltd.
10172 Linn Station Road
Louisville, KY 40223
(800) 928-1492 ext. 544

August 31, 2001

                         THE OFFER TO PURCHASE INTERESTS

                        IN NTS-PROPERTIES VI IS SCHEDULED

                      TO EXPIRE SOON. IF YOU WISH TO TENDER

                    YOUR INTERESTS AND HAVE NOT YET DONE SO,

                        YOU HAVE UNTIL 11:59 P.M. EST ON

                     TUESDAY, SEPTEMBER 25, 2001, TO TENDER.


         On June 25, 2001, NTS-Properties VI, Ltd. (the "Partnership") and ORIG, LLC, an affiliate of the Partnership, offered to purchase for up to 200 outstanding interests of the Partnership at a price of $380 per interest.

                        IMPORTANT: PLEASE READ CAREFULLY!

         We have received questions from some investors regarding the tender offer. The following are answers to some of the more commonly asked questions:

Q:       WHY SHOULD I PARTICIPATE IN THE TENDER?

A: The General Partner is not making a recommendation concerning whether you should tender your interests. The Partnership and ORIG are only providing a market to allow you to liquidate your interests if you so choose. Some limited partners have chosen to tender due to their age, length of time in the investment, the fact that the partnership does not anticipate liquidating in the foreseeable future, and/or for tax reasons. On the other hand, some limited partners have chosen not to tender based on a belief that they will realize more value from their interests by retaining them. There are risks associated with both tendering or retaining your interests. See the "Risk Factors" section of the Offer to Purchase dated June 25, 2001.

Q:       WHAT IS THE PURPOSE OF THE TENDER?

A: The purpose of the tender is to provide an opportunity to limited partners who desire to liquidate some or all of their interests. With no active liquid market for the interests, and little chance that a market will develop in the near future, the tender provides an opportunity for limited partners to sell their interests if they desire.

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Q:       HOW WAS THE TENDER PRICE DETERMINED?

A: The purchase price per Interest in the tender was determined by the General Partner, in its sole discretion, based on the prices paid to limited partners in past transactions. The net price of $380.00 per interest is one of the highest net prices paid to investors.

Q:       WHEN WILL THE PARTNERSHIP LIQUIDATE OR RESUME DISTRIBUTIONS?

A: The Partnership has no current plan to liquidate or resume distributions in the near future. Therefore, limited partners who do not tender their interests may not be able to realize any return on, or any distribution relating to, their investment in the Partnership in the foreseeable future. Limited partners who tender will not be able to share in the long-term appreciation of the value of the interests, if any. See the "Risk Factors" section of the Offer to Purchase dated June 25, 2001.

         IF YOU HAVE ALREADY SUBMITTED PAPERWORK TO TENDER YOUR INTERESTS, NO ADDITIONAL PAPERWORK IS REQUIRED. YOU WILL AUTOMATICALLY RECEIVE THE PRICE OF $380.00 PER INTEREST. PLEASE NOTE THAT NEITHER THE PARTNERSHIP, NOR ORIG, WILL IMPOSE ANY FEES OR EXPENSES IN CONNECTION WITH THE OFFER. IF YOU HAVE NOT SUBMITTED YOUR PAPERWORK AND WISH TO DO SO, YOU HAVE UNTIL 11:59 P.M. EASTERN STANDARD TIME ON FRIDAY, SEPTEMBER 25, 2001, IN ORDER TO RECEIVE THE PURCHASE PRICE OF $380.00 PER INTEREST.

         The terms and conditions described in the original Offer to Purchase and the Letter of Transmittal dated June 25, 2001, are applicable in all respects to the tender offer. This notice should be read in connection with the Amended and Restated Offer to Purchase and Letter of Transmittal dated July 30, 2001. If you have any questions regarding this offer, please call (800) 928-1492, extension 544. The offer will expire on September 25, 2001. Payments will be mailed no later than October 2, 2001, unless the offer is extended.